Exhibit 99.1 Reconciliation of Non-GAAP Financial Measures

The following presents reconciliations of the non-GAAP financial measures included in the "Cabot Microelectronics
2010 Investor Day" presentation.

Reconciliation of Non-GAAP Gross Profit % Excluding Pads Business to the Nearest Comparable GAAP Measure
(in thousands except %)

					Six Months
	Fiscal Year Ended September 30,				Ended
	2006	2007	2008	2009	March 31, 2010
GAAP - Total Company as Reported
Revenue	$320,795	$338,205	$375,069	$291,372	$196,228
Cost of Goods Sold	$171,758	$178,224	$200,596	$162,918	$96,355
Gross Profit	$149,037	$159,981	$174,473	$128,454	$99,873
Gross Profit %	46.5%	47.3%	46.5%	44.1%	50.9%

Pads Business
Revenue	$234	$494	$15,109	$17,704	$13,855
Cost of Goods Sold	$1,919	$3,870	$15,350	$15,270	$7,931

Non-GAAP Total Excluding Pads Business
Revenue	$320,561	$337,711	$359,960	$273,668	$182,373
Cost of Goods Sold	$169,839	$174,354	$185,246	$147,648	$88,424
Gross Profit	$150,722	$163,357	$174,714	$126,020	$93,949
Gross Profit %	47.0%	48.4%	48.5%	46.0%	51.5%

Reconciliation of Non-GAAP Cash Flow Measures to the Nearest Comparable GAAP Measures
(in thousands)

	March 31, 2004	March 31, 2010
GAAP Measure - Cash and Cash Equivalents	$47,239	$241,715
GAAP Measure - Short-Term Investments	93,025	0
Non-GAAP Measure - Cash Balance	$140,264	$241,715

	Cumulative
	Six Years Ended
	March 31, 2010
GAAP Measures:
Acquisition of Businesses Including Earnout, net of Cash Acquired		$(83,939)
Other, comprised of the following Statement of Cash Flows lines:
Net Proceeds from Issuance of Stock	25,532
Principal Payments Under Capital Lease Obligations	(6,012)
Purchase of Patents	(5,115)
Purchase of Equity Investments	(3,750)
Acquisition of Patent License	(3,000)
Effect of Exchange Rate Changes on Cash	2,334
Proceeds from the Sale of Property, Plant and Equipment	242
Subtotal - Other		10,231

Reclassification of Short-Term Investments to Long-Term		(8,300)
Non-GAAP Measure - Acquisitions of Businesses, and Other		$(82,008)

In addition, on the same slide of the "Cabot Microelectronics 2010 Investor Day" presentation on which the non-GAAP measures above are presented, certain terms were abbreviated as follows:

Abbreviated Description per Investor Day Presentation	Equivalent GAAP Description per Statement of Cash Flows
Cash from Operations	Cash Provided by Operating Activities
Share Repurchases	Repurchases of Common Stock
Capital Additions	Additions to Property, Plant and Equipment